Exhibit 99.1

Pain Therapeutics Announces Second Quarter 2005 Financial Results

          SOUTH SAN FRANCISCO, Calif., July 26 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, announced financial results for the three and six months ended June 30, 2005.

          The net loss for the quarter ended June 30, 2005 was $10.2 million, or $0.23 per share, compared to a net loss of $9.1 million, or $0.26 per share, in the second quarter of 2004.  The net loss for the six months ended June 30, 2005 was $18.8 million, or $0.43 per share, compared to a net loss of $19.2 million, or $0.54 per share, for the same period in 2004.

          Cash, cash equivalents and marketable securities were $81.7 million at June 30, 2005.

          ”We completed our written milestones once again on-time and on-budget this quarter,” said Remi Barbier, president and chief executive officer.  “These included staying within budget while continuing to conduct Phase III programs with Oxytrex(TM), Remoxy(TM) and PTI-901.  We believe we remain on-track to announce top-line results with these three drug candidates before the close of 2005.”

          Research and development expenses for the second quarter of 2005 increased to $9.5 million from $8.2 million for the same three-month period in 2004. Research and development expenses for the six months ended June 30, 2005 were $17.6 million, compared to $17.7 million for the same period in 2004.  The increase in research and development expenses for the second quarter was primarily due to the timing of the Phase III clinical trials and other development activities with Oxytrex, Remoxy and PTI-901.

          General and administrative expenses for the second quarter of 2005 were $1.1 million, approximately the same as the comparable period in 2004. General and administrative expenses for the six months ended June 30, 2005 increased to $2.2 million from $2.0 million for the same period in 2004.

          No Change to Financial Outlook

          Pain Therapeutics continues to expect cash requirements for 2005 to be approximately $40 million, plus or minus 10 percent.  The Company also continues to expect the net loss for 2005 to be approximately $41 million, plus or minus 10 percent.  The net loss for 2005 is expected to be higher than the cash requirements primarily due to non-cash expenses included in the net loss.

          Upcoming Clinical Announcements

          We continue to expect to make the following clinical announcements in the second half of 2005:

Drug Candidate	Patient Population	Expected Announcement

Oxytrex	Osteoarthritic Pain - Phase III	Report top-line results
PTI-901	Irritable Bowel Syndrome - P.III	Report top-line results in women
Remoxy	Severe Chronic Pain - P.III	Report top-line results
Remoxy	Severe Chronic Pain - P.III	Initiate second Phase III

          About Pain Therapeutics, Inc.

          We are a biopharmaceutical company that develops novel drugs.  Our drug candidates target severe chronic pain, such as low-back pain or pain due to osteoarthritis or irritable bowel syndrome.  We have three unique drug candidates in clinical development:  Oxytrex, Remoxy and PTI-901, all of which are in Phase III clinical trials.  We believe the target market for our three drug candidates exceeds $3 billion per year.  We own commercial rights to our drug candidates.  For more information please visit our website at www.paintrials.com.

          Note Regarding Forward-Looking Statements:  This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company’s clinical development of its drug candidates, the Company’s expected cash requirements in 2005 and through late-stage development of its drug candidates, the Company’s net loss for 2005, the potential benefits of the Company’s drug candidates and the size of the potential market for the Company’s products.  Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company’s intellectual property or trade secrets, the Company’s ability to obtain additional financing if necessary and unanticipated research and development and other costs.  For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission.

PAIN THERAPEUTICS, INC.
(A Development Stage Enterprise)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Operating expenses (1):
Research and development	$9,518	$8,181	$17,640	$17,677
General and administrative	1,139	1,106	2,177	2,044
Total operating expenses	10,657	9,287	19,817	19,721
Operating loss	(10,657)	(9,287)	(19,817)	(19,721)
Other income:
Interest income	475	221	1,046	491
Net loss	$(10,182)	$(9,066)	$(18,771)	$(19,230)
Basic and diluted loss per common share	$(0.23)	$(0.26)	$(0.43)	$(0.54)
Weighted-average shares used in computing basic and diluted loss per common share	43,744	35,499	43,704	35,463

(1)  Included in research and development and general and administrative expenses are stock based compensation expenses of $123 thousand and $259 thousand for the three months ended June 30, 2005 and 2004, respectively, and $90 thousand and $312 thousand for the six months ended June 30, 2005 and 2004, respectively.

PAIN THERAPEUTICS, INC.
(A Development Stage Enterprise)
CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2005	December 31, 2004 (2)

	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$81,650	$99,397
Prepaid expenses	35	259
Total current assets	81,685	99,656
Property and equipment, net	1,430	1,461
Other assets	75	75
Total assets	$83,190	$101,192
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,006	$877
Accrued development expense	6,919	6,358
Accrued compensation and benefits	188	415
Other accrued liabilities	140	146
Total liabilities	8,253	7,796
Stockholders’ equity:
Common stock	44	44
Additional paid-in-capital	206,160	205,920
Accumulated other comprehensive loss	(472)	(544)
Deficit accumulated during the development stage	(130,795)	(112,024)
Total stockholders’ equity	74,937	93,396
Total liabilities and stockholders’ equity	$83,190	$101,192

(2) Derived from audited financial statements.

SOURCE  Pain Therapeutics, Inc.
          -0-                               07/26/2005
          /CONTACT:     Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., or cwaarich@paintrials.com, or +1-650-825-3324; or media, Carney Duntsch of Burns McClellan, +1-212-213-0006, for Pain Therapeutics, Inc./
          /Web site:  http://www.paintrials.com /